UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 28, 2026

Northpointe Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Michigan	No. 001-42517	38-3413392
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Deposit Drive Northeast Grand Rapids, Michigan	49546
(Address of principal executive offices)	(Zip Code)

(616) 940-9400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	NPB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

On August 28, 2026, Northpointe Bancshares Inc. and Northpointe Bank (collectively, “Northpointe”) announced that Joseph (JB) Long will join Northpointe as Executive Vice President, Chief Operating Officer and Chief Credit Officer. Effective September 14, 2026, the duties and responsibilities of Chief Operating Officer and Chief Credit Officer will transition from Kevin Comps to Mr. Long. Mr. Comps will continue to serve as President, a role he has held since 2024. The transition of the duties and responsibilities of Chief Operating Officer and Chief Credit Officer reflect the Company’s continued focus on strengthening its leadership team after completing its initial public offering in February 2025.

Mr. Long (56) brings over 30 years of experience leading operations, balance sheet growth strategies, capital markets, revenue enhancement and business development within the mortgage industry. Most recently, he was the Chief Banking & Capital Markets Officer at Cenlar FSB, responsible for oversight of portfolio risk, banking operations, capital markets and strategic development. Prior to that, Mr. Long held roles as President and Chief Revenue Officer of Incenter Lender Services and EVP of Capital Markets at Onity Group (formerly Ocwen), along with various senior roles at TIAA Bank (formerly EverBank).

In connection with his appointment, Northpointe has entered into an Employment Agreement (the “Agreement”) with Mr. Long, effective September 14, 2026. The Agreement provides (i) for an initial term of three (3) years, subject to automatic one-year renewals unless either party provides at least ninety (90) days’ prior written notice, (ii) an annual base salary of $333,000, subject to increase at the discretion of the Compensation Committee, (iii) an annual cash incentive bonus with a target of 100% of base salary being paid for the year based upon the achievement of annual performance goals established by the Compensation Committee, and (iv) an opportunity to participate in the Company’s long-term equity incentive plan.

The Agreement provides for severance benefits upon termination other than for cause or resignation for good reason by Mr. Long, consisting of (i) installment payments for eighteen (18) months equal to one (1) times the sum of his annual base salary and the greater of the target cash incentive bonus for the year of termination or average annual bonus paid for the three fiscal years immediately preceding the date of termination, (ii) a the prorated annual bonus for the year of termination based on level of achievement of applicable performance metrics (the "Prorated Bonus"), and (iii) payment of the COBRA cost of continued health insurance benefits for eighteen (18) months (the "COBRA Benefit"), in each case conditioned upon execution of a separation and full release of claims agreement.

The Agreement also provides for severance benefits upon termination other than for cause or resignation for good reason within twelve (12) months following a change in control, as defined in the Agreement, consisting of (i) a lump sum payment within sixty (60) days equal to two (2) times the sum of his annual base salary and the greater of the target cash incentive bonus for the year of termination or average annual bonus paid for the three fiscal years immediately preceding the date of termination, (ii) the Prorated Bonus and (iii) the COBRA Benefit, in each case conditioned upon execution of a separation and full release of claims agreement. Upon termination for cause or resignation without good reason, Mr. Long is entitled only to accrued but unpaid compensation and benefits.

The Agreement also includes customary covenants regarding confidentiality and non-competition and non-solicitation of employees and customers that apply during employment and for a period of 12 months following termination of employment.

The foregoing description is for summary purposes only and is qualified in its entirety by reference to the full text of the Agreement, a copy of which has been filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

There are no arrangements or understandings between Mr. Long and any other persons pursuant to which he was appointed as Chief Operating Officer and Chief Credit Officer of Northpointe. There are no family relationships between Mr. Long and any of the directors or other executive officers of Northpointe, and Mr. Long is not a party to any transaction, or any proposed transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing this appointment is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits
(d)        Exhibits

Exhibit No.	Description

10.1	Employment Agreement by and between Northpointe and Joseph Long effective September 14, 2026

99.1	Press Release, dated August 28, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHPOINTE BANCSHARES, INC.

Date: August 28, 2026	By:	/s/ Bradley T. Howes
Bradley T. Howes
Executive Vice President and Chief Financial Officer